CONTACT:	Rick Howe
Senior Director, Corporate Communications
(858) 207 - 5859

BIOMED REALTY TRUST APPOINTS DR. WILLIAM R. BRODY, PRESIDENT OF THE SALK INSTITUTE, TO ITS BOARD OF DIRECTORS

SAN DIEGO, Calif. - December 18, 2013 - BioMed Realty Trust, Inc. (NYSE: BMR) today announced the appointment of Dr. William R. Brody, President of the Salk Institute for Biological Studies, to its board of directors, increasing the board to nine members.
“It is with great pleasure that we welcome Dr. Brody to our board,” said Alan D. Gold, Chairman and Chief Executive Officer of BioMed Realty. “He is recognized internationally for his accomplishments in biomedical engineering, including over 100 publications and two U.S. patents in the field of medical imaging, and currently serves in numerous leadership positions at some of the world’s most prestigious corporate, medical research, educational and government institutions.”
Dr. Brody received his B.S. and M.S. degrees in electrical engineering from the Massachusetts Institute of Technology, and his M.D. and Ph.D. (also in electrical engineering) from Stanford University where he served as an associate professor and then professor of radiology and electrical engineering. He has been a co-founder of three medical device companies, and served as the president and chief executive officer of Resonex Inc.
Mr. Gold added, “Adding Dr. Brody to our highly accomplished board brings a depth and breadth of expertise in life science - and specifically in neuroscience, genetics and cell biology - that, along with our focus on cultivating valuable relationships, will continue to distinguish BioMed Realty as the leader in life science real estate.”
Dr. Brody has served as president of the Salk Institute for Biological Studies since March 2009, one of the world’s preeminent research institutions studying neuroscience, genetics and cell and plant biology to gain better understanding of cancer, aging, Alzheimer’s, diabetes and infectious diseases. He previously served as president of The Johns Hopkins University from 1996 to 2009.

Dr. Brody currently serves on the board of directors and corporate governance committee of International Business Machines Corp., and on the board of directors and compensation committee of Novartis AG. He is also an independent director and trustee for funds of T. Rowe Price and a member of the board of trustees of Stanford University.
About BioMed Realty Trust
BioMed Realty, with its trusted expertise and valuable relationships, delivers optimal real estate solutions for biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty owns or has interests in properties comprising approximately 16.3 million rentable square feet.  Additional information is available at www.biomedrealty.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions, developments and other investments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with tax credits, grants and other subsidies to fund development activities; risks associated with downturns in foreign, domestic and local economies, changes in interest rates and foreign currency exchange rates, and volatility in the securities markets; ownership of properties outside of the United States that subject the company to different and potentially greater risks than those associated with the company’s domestic operations; risks associated with the company’s investments in loans, including borrower defaults and potential principal losses; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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